Exhibit 99.1
Contact:
Scott Solomon
Vice President
Sharon Merrill Associates, Inc.
(617) 542-5300
ssolomon@investorrelations.com
SUCAMPO PHARMACEUTICALS ANNOUNCES CFO TRANSITION IN 2008; ELECTS NEW INDEPENDENT DIRECTOR
Bethesda, Maryland, October 24, 2007 — Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) today announced that its Board of Directors has appointed Chief Accounting Officer and Treasurer Mariam E. Morris to the position of Chief Financial Officer, effective January 2, 2008. Ronald W. Kaiser, the Company’s current CFO, will shift to an advisory role with Sucampo Pharmaceuticals following the transition.
“Mariam played an instrumental role in building a strong foundation for our initial public offering in August, handling both the day-to-day groundwork and working with the management team to guide the strategic direction of the Company. Her appointment as CFO is well earned,” said Ryuji Ueno, M.D., Ph.D., Ph.D., founder, chairman and chief executive officer of Sucampo Pharmaceuticals. “I also wish to extend my appreciation to Ron for his contributions during the past 10 months and for his assistance with the transition following the handoff in January.”
Said Kaiser, “I joined Sucampo as CFO 10 months ago with the goal of helping to oversee the Company’s initial public offering and initiate the build-out of its public company infrastructure. With these milestones now successfully accomplished, I informed the Board of my desire to transition to a consulting role, with a more modest time commitment, beginning in January. I have enjoyed working with Mariam through the IPO process, and I know that she will serve as a strong financial steward for the Company going forward.”
Before joining Sucampo Pharmaceuticals as Director of Finance in February 2004, Morris, 39, worked as an independent consultant for AuditWatch, Inc., a training and consultancy firm for the audit profession. Prior to that she was a supervising auditor with Snyder, Cohn, Collyer, Hamilton & Associates, P.C. and a senior auditor with PricewaterhouseCoopers LLP. A certified public accountant, Morris holds a bachelor’s degree in accounting from Texas Tech University and a master’s degree in taxation from Old Dominion University.

“This is an exciting time for Sucampo, and I thank Dr. Ueno and the other members of the Board for the opportunity to take a part in leading the organization,” Morris said.
Regulatory Affairs Veteran Anthony Celeste Joins Board
The Company’s Board of Directors also elected Anthony C. Celeste, 69, as a director. Celeste is senior vice president of regulatory affairs for Kendle International, Inc., (NASDAQ: KNDL), a global clinical research organization based in Cincinnati, Ohio. Celeste becomes the fifth independent director on Sucampo Pharmaceuticals’ Board.
“Anthony’s outstanding regulatory affairs background will be invaluable to Sucampo as we advance our clinical development pipeline, apply for additional U.S. product approvals and pursue international market opportunities,” Dr. Ueno said. “We welcome Anthony to the Board and look forward to benefitting from his FDA and industry expertise.”
Celeste joined Kendle (formerly AAC Consulting Group, Inc.) in 1985 after serving for 25 years with the U.S. Food and Drug Administration (FDA). Prior to leaving the FDA, he was Director of the Office of Regional Operations, the unit responsible for managing and directing the FDA’s field force of investigators, analysts, compliance officers and administrative staff. In this position, he had final authority and responsibility for field office activities.
In 1986, he became the President and CEO of AAC Consulting Group, Inc., an independent consulting firm that provided its clients worldwide with advice and assistance on FDA submissions, regulatory and compliance issues. He held this position until the firm was acquired by Kendle International in February 2001.
About Sucampo Pharmaceuticals
Sucampo Pharmaceuticals, Inc., an emerging pharmaceutical company based in Bethesda, MD, focuses on the development and commercialization of drugs based on prostones, a class of compounds derived from functional fatty acids that occur naturally in the human body. The therapeutic potential of prostones was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ chairman and chief executive officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding chief executive officer and advisor, international business development. Sucampo Pharmaceuticals’ first product, AMITIZA® (lubiprostone), received marketing approval from the FDA in January 2006. To learn more about Sucampo Pharmaceuticals and its products, visit www.sucampo.com.

Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” “may” or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the quarterly report on Form 10-Q for the period ended June 30, 2007, the final prospectus relating to Sucampo Pharmaceuticals’ initial public offering and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo Pharmaceuticals anticipates that subsequent events and developments will cause its views to change. However, while Sucampo Pharmaceuticals may elect to update these forward-looking statements publicly at some point in the future, Sucampo Pharmaceuticals specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.
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